Exhibit 99.1

10990 Roe Avenue Overland Park, KS 66211 Phone 913 696 6108 Fax 913 696 6116 News Release

Yellow Corporation Reports Fourth Quarter and Full Year 2022 Results

Long-Term Debt Reduced by Nearly $100 Million

NASHVILLE, Tenn., Feb. 9, 2023 – Yellow Corporation (NASDAQ: YELL) reported results for the fourth quarter and year ended December 31, 2022.

Fourth quarter operating revenue was $1.200 billion and operating income was $40.3 million, which included a $28.2 million net gain on property disposals. In comparison, operating revenue in the fourth quarter of 2021 was $1.309 billion and operating income was $55.8 million.

Net loss for fourth quarter 2022 was $15.5 million, or $0.30 per share. This compares to a net loss of $44.7 million, or $0.88 per share, in the fourth quarter of 2021, which included a $54.9 million or $1.08 per share non-cash, non-operating settlement loss resulting from a Partial Pension Annuitization of the Company’s qualified non-union pension plans. Excluding the impact of the Partial Pension Annuitization, fourth quarter 2021 net income was $10.2 million, or $0.20 per share.

On a non-GAAP basis, the Company generated Adjusted EBITDA of $54.6 million in fourth quarter 2022 compared to $115.5 million in the prior-year comparable quarter (as detailed in the reconciliation below).

Operating revenue for full year 2022 was $5.245 billion and operating income was $197.8 million, which included a $38.0 million net gain on property disposals. This compares to full year 2021 operating revenue of $5.122 billion and operating income of $103.6 million.

Full year net income for 2022 was $21.8 million, or $0.42 per share, compared to a net loss in 2021 of $109.1 million, or $2.15 per share. Excluding the impact of the Partial Pension Annuitization, full year 2021 net loss was $54.2 million, or $1.07 per share.

Full year 2022 Adjusted EBITDA was $343.1 million compared to $306.0 million in 2021 (as detailed in the reconciliation below).

“In the fourth quarter demand for LTL capacity decreased compared to the tight environment a year ago contributing to the decline in tonnage per workday,” said Darren Hawkins, chief executive officer. “The manufacturing sector’s strength began to waver, similar to the retail sector earlier in the year pointing to a loss of economic momentum. In response, during the quarter we adjusted our workforce to align with the muted volume and we continued to closely manage the use of purchased transportation and other expenditures. Despite the near-term headwinds, the yield environment remains stable. We have stayed consistent with our strategy of improving the yield on the freight moving through Yellow’s network and for full year 2022, we reported the best operating income and operating ratio in 16 years.

“Phase one of our network optimization that was successfully implemented in the western United States in September is operating as a super-regional carrier. For phase two we are working through a similar planning process as we did with phase one to ensure we have the best execution strategy for our customers, employees and shareholders. Phase two consists of legacy YRC Freight, Holland and New Penn terminals in the Midwest, Northeast and Southeast. Between these two phases approximately 90% of our network will be operating as a super-regional carrier. We expect to integrate the remaining 10% of the network in the central United States after we implement phase two. The network optimization is expected to improve asset utilization, enhance network efficiencies, lead to cost savings and create capacity without the need to add terminals.

“As we optimize the network, we plan to sell approximately 17 excess terminals that have overlapping service territories. We do not plan to sacrifice geographical service coverage or expect this to unfavorably impact customer service. In the fourth quarter we sold one of the excess terminals for approximately $31 million and the net proceeds were used to pay down a portion of the term loan. In early January, we also paid the outstanding $66 million balance of the CDA notes in compliance with the terms of the agreement. Reducing our outstanding debt by nearly $100 million is another important step on the path to refinancing and strengthening our capital structure,” concluded Hawkins.

Operational and Financial Update

•
The operating ratio for fourth quarter 2022 was 96.6 compared to 95.7 in fourth quarter 2021.
•
Including fuel surcharge, fourth quarter 2022 LTL revenue per hundredweight increased 21.1% and LTL revenue per shipment increased 17.8% compared to the same period in 2021. Excluding fuel surcharge, fourth quarter LTL revenue per hundredweight increased 12.4% and LTL revenue per shipment increased 9.3%.
•
Fourth quarter 2022 LTL tonnage per workday decreased 25.1% when compared to fourth quarter 2021.
•
During the fourth quarter 2021, the Company’s qualified non-union pension plans entered into a contract for a group annuity to transfer obligation to pay the remaining retirement benefits of approximately 3,700 plan participants to an insurance company (the “Partial Pension Annuitization”). The transfer included approximately $250 million in both plan obligations and plan assets. As a result of the Partial Pension Annuitization, the Company recorded a non-cash, non-operating settlement loss of $54.9 million, or $1.08 per share, reflecting the accelerated recognition of unamortized losses in these plans from the obligation that was settled.

Liquidity and Capital Expenditures Update

•
The Company’s available liquidity, which is comprised of cash and cash equivalents and Managed Accessibility (as detailed in the supplemental information provided below) under its ABL facility, was $241.8 million as of December 31, 2022, compared to $358.8 million a year ago.
•
The Company’s outstanding debt was $1.575 billion as of December 31, 2022, compared to $1.615 billion as of December 31, 2021.
•
On January 3, 2023, the Company paid the remaining $66.0 million outstanding balance of its Contribution Deferral Agreement notes in compliance with the terms of the agreement.
•
For full year 2022, cash provided by operating activities was $121.3 million compared to $10.2 million in 2021.
•
In fourth quarter 2022, the Company invested $51.1 million in capital expenditures. This compares to $54.7 million in fourth quarter 2021. Full year 2022 capital expenditures were $191.8 million compared to $497.6 million in 2021.

Key Information – Fourth quarter 2022 compared to fourth quarter 2021

	2022	2021	Percent Change(a)
Workdays	61.5	61.0
Operating revenue (in millions)	$1,200.2	$1,308.9	(8.3)%
Operating income (in millions)	$40.3	$55.8	(27.7)%
Operating ratio	96.6	95.7	(0.9) pp
LTL tonnage per workday (in thousands)	27.12	36.20	(25.1)%
LTL shipments per workday (in thousands)	49.05	63.66	(23.0)%
LTL picked up revenue per hundredweight incl FSC	$32.05	$26.47	21.1%
LTL picked up revenue per hundredweight excl FSC	$25.41	$22.61	12.4%
LTL picked up revenue per shipment incl FSC	$354	$301	17.8%
LTL picked up revenue per shipment excl FSC	$281	$257	9.3%
LTL weight per shipment (in pounds)	1,106	1,137	(2.8)%
Total tonnage per workday (in thousands)	34.63	47.50	(27.1)%
Total shipments per workday (in thousands)	50.23	65.42	(23.2)%
Total picked up revenue per hundredweight incl FSC	$27.24	$22.27	22.3%
Total picked up revenue per hundredweight excl FSC	$21.78	$19.15	13.7%
Total picked up revenue per shipment incl FSC	$376	$323	16.1%
Total picked up revenue per shipment excl FSC	$300	$278	8.0%
Total weight per shipment (in pounds)	1,379	1,452	(5.0)%

Key Information – Full year 2022 compared to full year 2021

	2022	2021	Percent Change(a)
Workdays	252.5	252.0
Operating revenue (in millions)	$5,244.7	$5,121.8	2.3%
Operating income (loss) (in millions)	$197.8	$103.6	90.9%
Operating ratio	96.2	98.0	1.8 pp
LTL tonnage per workday (in thousands)	30.46	37.78	(19.4)%
LTL shipments per workday (in thousands)	54.86	66.30	(17.2)%
LTL picked up revenue per hundredweight incl FSC	$30.63	$24.24	26.4%
LTL picked up revenue per hundredweight excl FSC	$24.39	$21.12	15.5%
LTL picked up revenue per shipment incl FSC	$340	$276	23.1%
LTL picked up revenue per shipment excl FSC	$271	$241	12.5%
LTL weight per shipment (in pounds)	1,110	1,140	(2.6)%
Total tonnage per workday (in thousands)	38.92	49.31	(21.1)%
Total shipments per workday (in thousands)	56.29	68.17	(17.4)%
Total picked up revenue per hundredweight incl FSC	$26.22	$20.43	28.3%
Total picked up revenue per hundredweight excl FSC	$21.08	$17.88	17.9%
Total picked up revenue per shipment incl FSC	$363	$296	22.7%
Total picked up revenue per shipment excl FSC	$291	$259	12.7%
Total weight per shipment (in pounds)	1,383	1,447	(4.4)%

(a)
Percent change based on unrounded figures and not the rounded figures presented

Review of Financial Results

Yellow Corporation will host a conference call with the investment community today, Thursday, February 9, 2023, beginning at 4:30 p.m. ET.

A live audio webcast of the conference call and presentation slides will be available on Yellow Corporation’s website www.myyellow.com. A replay of the webcast will also be available at www.myyellow.com

Non-GAAP Financial Measures

EBITDA is a non-GAAP measure that reflects the company’s earnings before interest, taxes, depreciation, and amortization expense. Adjusted EBITDA is a non-GAAP measure that reflects EBITDA, and further adjusts for letter of credit fees, equity-based compensation expense, net gains or losses on property disposals, restructuring charges, transaction costs related to issuances of debt, non-recurring consulting fees, non-cash impairment charges and the gains or losses from permitted dispositions, discontinued operations, and certain non-cash expenses, charges and losses (provided that if any of such non-cash expenses, charges or losses represents an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period will be subtracted from Adjusted EBITDA in such future period to the extent paid). Adjusted EBITDA as used herein is defined as Consolidated EBITDA in our UST Credit Agreements and Term Loan Agreement (collectively, the “TL Agreements”). EBITDA and Adjusted EBITDA are used for internal management purposes as a financial measure that reflects the company’s core operating performance. In addition, management uses Adjusted EBITDA to measure compliance with financial covenants in our TL Agreements and to determine certain incentive compensation. We believe our presentation of EBITDA and Adjusted EBITDA is useful to investors and other users as these measures represent key supplemental information our management uses to compare and evaluate our core underlying business results, particularly in light of our leverage position and the capital-intensive nature of our business. Further, EBITDA is a measure that is commonly used by other companies in our industry and provides a comparison for investors to evaluate the performance of the companies in the industry. Additionally, Adjusted EBITDA helps investors to understand how the company is tracking against our financial covenants in our TL Agreements.

EBITDA and Adjusted EBITDA have the following limitations:

•
EBITDA does not reflect the interest expense or the cash requirements necessary to service interest or fund principal payments on our outstanding debt;

•
Adjusted EBITDA does not reflect the interest expense or the cash requirements necessary to service interest or fund principal payments on our outstanding debt, letter of credit expenses, restructuring charges, transaction costs related to debt, non-cash charges, charges or losses (subject to the conditions above), or nonrecurring consulting fees, among other items;

•
Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will have to be replaced in the future and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements;

•
Equity-based compensation is an element of our long-term incentive compensation program for certain employees, although Adjusted EBITDA excludes employee equity-based compensation expense when presenting our ongoing operating performance for a particular period; and

•
Other companies in our industry may calculate Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure.

Because of these limitations, our non-GAAP measures should not be considered a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and using our non-GAAP measures as secondary measures. The company has provided reconciliations of its non-GAAP measures to GAAP net income (loss) within the supplemental financial information in this release.

* * * * *

Cautionary Note on Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements include those preceded by, followed by or characterized by words such as “will,” “expect,” “intend,” “anticipate,” “believe,” “could,” “should,” “may,” “project,” “forecast,” “propose,” “plan,” “designed,” “estimate,” “enable,” and similar expressions which speak only as of the date the statement was made. Forward-looking statements are inherently uncertain, are based upon current beliefs, assumptions and expectations of Company management and current market conditions, and are subject to significant business, economic, competitive, regulatory and other risks, uncertainties and contingencies, known and unknown, many of which are beyond our control. Readers are cautioned not to place undue reliance on any forward-looking statements. Our future financial condition and results could differ materially from those predicted in such forward-looking statements because of a number of business, financial and liquidity, and common stock related factors, including (without limitation) the impact of compliance with Executive Order 14042 and any Federal Occupational Safety and Health Administration requirements, each as applicable, regarding mandatory COVID-19 vaccinations and testing of non-vaccinated employees, respectively; our ability to attract and retain qualified drivers and increasing costs of driver compensation; the risk of labor disruptions or stoppages, if our relationship with our employees and unions were to deteriorate; general economic factors, including (without limitation) impacts of COVID-19 and customer demand in the retail and manufacturing sectors; the widespread outbreak of an illness or any other communicable disease, including the effects of pandemics comparable to COVID-19, or any other public health crisis, as well as regulatory measures implemented in response to such events; interruptions to our computer and information technology systems and sophisticated cyber-attacks; business risks and increasing costs associated with the transportation industry, including increasing equipment, operational and technology costs and disruption from natural disasters, and impediments to our operations and business resulting from anti-terrorism measures; competition and competitive pressure on pricing; changes in pension expense and funding obligations, subject to interest rate volatility; increasing costs relating to our self-insurance claims expenses; our ability to comply and the cost of compliance with, or liability resulting from violation of, federal, state, local and foreign laws and regulations, including (without limitation) labor laws and laws and regulations regarding the environment and climate change initiatives; the impact of claims and litigation expense to which we are or may become exposed; that we may not realize the expected benefits and costs savings from our performance and operational improvement initiatives; a significant privacy breach or IT system disruption; our dependence on key employees; our ability to finance the maintenance, acquisition and replacement of revenue equipment and other necessary capital expenditures; seasonality and the impact of weather; shortages of fuel and changes in the cost of fuel or the index upon which we base our fuel surcharge and the effectiveness of our fuel surcharge program in protecting us against fuel price volatility; risks of operating in foreign countries; our failure to comply with the covenants in the documents governing our existing and future indebtedness; our ability to generate sufficient liquidity to satisfy our indebtedness and cash interest payment obligations, lease obligations and pension funding obligations; fluctuations in the price of our common stock; dilution from future issuances of our common stock; we are not permitted to pay dividends on our common stock in the foreseeable future; that we have the ability to issue preferred stock that may adversely affect the rights of holders of our common stock; and other risks and contingencies, including (without limitation) the risk factors that are included in our reports filed with the SEC, including those described under “Risk Factors” in our annual report on Form 10-K and quarterly reports on Form 10-Q.

* * * * *

About Yellow Corporation

Yellow Corporation has one of the largest, most comprehensive logistics and less-than-truckload (LTL) networks in North America with local, regional, national, and international capabilities. Through its teams of experienced service professionals, Yellow Corporation offers industry-leading expertise in flexible supply chain solutions, ensuring customers can ship industrial, commercial, and retail goods with confidence. Yellow Corporation, whose principal office is in Nashville, Tenn., is the holding company for a portfolio of LTL brands including Holland, New Penn, Reddaway, and YRC Freight, as well as the logistics company Yellow Logistics.

Please visit our website at www.myyellow.com for more information.

Investor Contact: Tony Carreño

913-696-6108

investor@myyellow.com

Media Contacts: Mike Kelley

913-696-6121

mike.kelley@myyellow.com

Heather Nauert

Heather.nauert@myyellow.com

CONSOLIDATED BALANCE SHEETS

Yellow Corporation and Subsidiaries

(Amounts in millions except per share data)

	December 31, 2022	December 31, 2021
	(Unaudited)
Assets
Current Assets:
Cash and cash equivalents	$235.1	$310.7
Restricted amounts held in escrow	3.9	4.1
Accounts receivable, net	599.7	663.7
Prepaid expenses and other	75.4	65.0
Total current assets	914.1	1,043.5
Property and Equipment:
Cost	3,109.0	3,164.6
Less - accumulated depreciation	(1,940.0)	(2,032.3)
Net property and equipment	1,169.0	1,132.3
Deferred income taxes, net	0.3	1.4
Pension	34.5	40.5
Operating lease right-of-use assets	139.7	184.8
Other assets	21.7	23.1
Total Assets	$2,279.3	$2,425.6
Liabilities and Shareholders' Deficit
Current Liabilities:
Accounts payable	$188.6	$178.4
Wages, vacations and employee benefits	221.4	252.5
Current operating lease liabilities	53.1	76.5
Other current and accrued liabilities	182.1	244.4
Current maturities of long-term debt	71.8	72.3
Total current liabilities	717.0	824.1
Other Liabilities:
Long-term debt, less current portion	1,466.2	1,482.2
Pension and postretirement	134.0	88.2
Operating lease liabilities	94.6	118.9
Claims and other liabilities	249.0	275.7
Commitments and contingencies
Shareholders' Deficit:
Cumulative preferred stock, $1 par value per share	—	—
Common stock, $0.01 par value per share	0.5	0.5
Capital surplus	2,393.4	2,388.3
Accumulated deficit	(2,453.2)	(2,475.0)
Accumulated other comprehensive loss	(229.5)	(184.6)
Treasury stock, at cost	(92.7)	(92.7)
Total shareholders' deficit	(381.5)	(363.5)
Total Liabilities and Shareholders' Deficit	$2,279.3	$2,425.6

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

Yellow Corporation and Subsidiaries

For the Three and Twelve Months Ended December 31

(Amounts in millions except per share data, shares in thousands)

(Unaudited)

	Three Months		Twelve Months
	2022	2021	2022	2021
Operating Revenue	$1,200.2	$1,308.9	$5,244.7	$5,121.8
Operating Expenses:
Salaries, wages and employee benefits	644.7	716.9	2,808.3	2,921.7
Fuel, operating expenses and supplies	266.4	221.5	1,076.6	858.1
Purchased transportation	164.0	189.6	748.5	800.2
Depreciation and amortization	36.2	37.5	143.4	143.6
Other operating expenses	76.8	88.4	308.1	293.9
(Gains) losses on property disposals, net	(28.2)	(0.8)	(38.0)	0.7
Total operating expenses	1,159.9	1,253.1	5,046.9	5,018.2
Operating Income	40.3	55.8	197.8	103.6
Nonoperating Expenses:
Interest expense	45.9	38.5	162.9	150.7
Non-union pension and postretirement benefits	7.7	60.0	10.5	59.3
Other, net	(0.6)	0.1	(2.1)	(0.4)
Nonoperating expenses, net	53.0	98.6	171.3	209.6
Income (loss) before income taxes	(12.7)	(42.8)	26.5	(106.0)
Income tax expense	2.8	1.9	4.7	3.1
Net Income (Loss)	(15.5)	(44.7)	21.8	(109.1)
Other comprehensive loss, net of tax	(31.3)	(13.9)	(44.9)	(35.8)
Comprehensive Loss	$(46.8)	$(58.6)	$(23.1)	$(144.9)

Average Common Shares Outstanding - Basic	51,498	50,898	51,346	50,720
Average Common Shares Outstanding - Diluted	51,498	50,898	52,233	50,720

Income (Loss) Per Share - Basic	$(0.30)	$(0.88)	$0.42	$(2.15)
Income (Loss) Per Share - Diluted	$(0.30)	$(0.88)	$0.42	$(2.15)

Operating Ratio(a):	96.6%	95.7%	96.2%	98.0%

(a)
Operating ratio is calculated as (i) 100 percent (ii) minus the result of dividing operating income by operating revenue or (iii) plus the result of dividing operating loss by operating revenue, and expressed as a percentage.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Yellow Corporation and Subsidiaries

For the Years Ended December 31

(Amounts in millions)

(Unaudited)

(in millions)	2022	2021
Operating Activities:
Net income (loss)	$21.8	$(109.1)
Adjustments to reconcile net income (loss) to cash flows from operating activities:
Depreciation and amortization	143.4	143.6
Lease amortization and accretion expense	95.7	133.3
Lease payments	(98.8)	(134.4)
Paid-in-kind interest	12.8	9.3
Debt-related amortization	23.6	22.9
Equity-based compensation and employee benefits expense	13.5	16.1
Non-union pension settlement charges	12.1	64.7
(Gains) losses on property disposals, net	(38.0)	0.7
Deferred income taxes, net	(0.4)	(0.5)
Other non-cash items, net	(1.2)	0.7
Changes in assets and liabilities, net:
Accounts receivable	64.0	(158.7)
Accounts payable	7.8	16.8
Other operating assets	(15.5)	(28.1)
Other operating liabilities	(119.5)	32.9
Net cash provided by (used in) operating activities	121.3	10.2
Investing Activities:
Acquisition of property and equipment	(191.8)	(497.6)
Proceeds from disposal of property and equipment	45.7	3.6
Net cash provided by (used in) investing activities	(146.1)	(494.0)
Financing Activities:
Issuance of long-term debt, net	—	325.2
Repayment of long-term debt	(48.4)	(3.8)
Debt issuance costs	(1.7)	(0.2)
Payments for tax withheld on equity-based compensation	(0.9)	(0.6)
Net cash provided by (used in) financing activities	(51.0)	320.6
Net Increase (Decrease) In Cash and Cash Equivalents and Restricted Amounts Held in Escrow	(75.8)	(163.2)
Cash and Cash Equivalents and Restricted Amounts Held in Escrow, Beginning of Period	314.8	478.0
Cash and Cash Equivalents and Restricted Amounts Held in Escrow, End of Period	$239.0	$314.8

Supplemental Cash Flow Information:
Interest paid	$(127.4)	$(116.8)

SUPPLEMENTAL FINANCIAL INFORMATION

Yellow Corporation and Subsidiaries

(Amounts in millions)

(Unaudited)

SUPPLEMENTAL INFORMATION: Total Debt

As of December 31, 2022	Par Value	Discount	Commitment Fee	Debt Issue Costs	Book Value
UST Loan Tranche A	$325.7	—	$(8.2)	$(2.2)	$315.3
UST Loan Tranche B	400.0	—	(11.0)	(2.9)	386.1
Term Loan	569.1	(8.4)	—	(3.9)	556.8
ABL Facility	—	—	—	—	—
Secured Second A&R CDA	23.5	—	—	—	23.5
Unsecured Second A&R CDA	42.5	—	—	—	42.5
Lease financing obligations	213.9	—	—	(0.1)	213.8
Total debt	$1,574.7	$(8.4)	$(19.2)	$(9.1)	$1,538.0

As of December 31, 2021	Par Value	Discount	Commitment Fee	Debt Issue Costs	Book Value
UST Loan Tranche A	$311.4	—	$(12.9)	$(3.4)	$295.1
UST Loan Tranche B	400.0	—	(17.3)	(4.5)	378.2
Term Loan	612.5	(15.0)	—	(6.6)	590.9
ABL Facility	—	—	—	—	—
Secured Second A&R CDA	24.1	—	—	—	24.1
Unsecured Second A&R CDA	42.5	—	—	(0.1)	42.4
Lease financing obligations	224.0	—	—	(0.2)	223.8
Total debt	$1,614.5	$(15.0)	$(30.2)	$(14.8)	$1,554.5

SUPPLEMENTAL INFORMATION: Liquidity

	December 31, 2022	December 31, 2021
Cash and cash equivalents	$235.1	$310.7
Managed Accessibility (a)	6.7	48.1
Total Cash and cash equivalents and Managed Accessibility	$241.8	$358.8

(a)
Managed Accessibility represents the maximum amount we would access on the ABL Facility and is adjusted for eligible receivables plus eligible borrowing base cash measured for the applicable period. Based on the eligible receivable’s management uses to measure availability, which is 10% of the borrowing line, the credit agreement governing the ABL Facility permits adjustments from eligible borrowing base cash to restricted cash prior to the compliance measurement date which is 15 days from the period close.

SUPPLEMENTAL FINANCIAL INFORMATION

Yellow Corporation and Subsidiaries

For the Three and Twelve Months Ended December 31

(Amounts in millions)

(Unaudited)

	Three Months		Twelve Months
	2022	2021	2022	2021
Reconciliation of net loss to Adjusted EBITDA:
Net income (loss)	$(15.5)	$(44.7)	$21.8	$(109.1)
Interest expense, net	44.8	38.5	161.6	150.4
Income tax expense	2.8	1.9	4.7	3.1
Depreciation and amortization	36.2	37.5	143.4	143.6
EBITDA	68.3	33.2	331.5	188.0
Adjustments for TL Agreements:
(Gains) losses on property disposals, net	(28.2)	(0.8)	(38.0)	0.7
Non-cash reserve changes(a)	(2.3)	11.4	(2.5)	11.6
Letter of credit expense	1.9	2.2	8.4	8.5
Permitted dispositions and other	—	-	0.4	0.8
Equity-based compensation expense	1.0	0.9	5.3	4.4
Non-union pension settlement charges	8.1	61.3	12.1	64.7
Other, net	0.4	0.3	1.2	3.0
Expense amounts subject to 10% threshold(b):
Department of Defense settlement charge	—	—	5.3	—
Other, net	5.4	4.7	19.4	24.3
Adjusted EBITDA prior to 10% threshold	54.6	113.2	343.1	306.0
Adjustments pursuant to TTM calculation(b)	—	2.3	—	-
Adjusted EBITDA	$54.6	$115.5	$343.1	$306.0

(a)
Non-cash reserve changes reflect the net non-cash reserve charge for union and non-union vacation, with such non-cash reserve adjustment to be reduced by cash charges in a future period when paid.
(b)
Pursuant to the TL Agreements, Adjusted EBITDA limits certain adjustments in aggregate to 10% of the trailing-twelve-month ("TTM") Adjusted EBITDA, prior to the inclusion of amounts subject to the 10% threshold, for each period ending. Such adjustments include, but are not limited to, restructuring charges, integration costs, severance, and non-recurring charges. The limitation calculation is updated quarterly based on TTM Adjusted EBITDA, and any necessary adjustment resulting from this limitation, if applicable, will be presented here. The sum of the quarters may not necessarily equal TTM Adjusted EBITDA due to the expiration of adjustments from prior periods.

Yellow Corporation and Subsidiaries

Statistics

Quarterly Comparison

	4Q22	4Q21	3Q22	Y/Y % (a)	Sequential % (a)
Workdays	61.5	61.0	64.0

LTL picked up revenue (in millions)	$1,069.0	$1,168.9	$1,227.4	(8.5)	(12.9)
LTL tonnage (in thousands)	1,668	2,208	1,961	(24.5)	(15.0)
LTL tonnage per workday (in thousands)	27.12	36.20	30.64	(25.1)	(11.5)
LTL shipments (in thousands)	3,016	3,884	3,557	(22.3)	(15.2)
LTL shipments per workday (in thousands)	49.05	63.66	55.58	(23.0)	(11.8)
LTL picked up revenue/cwt.	$32.05	$26.47	$31.30	21.1	2.4
LTL picked up revenue/cwt. (excl. FSC)	$25.41	$22.61	$24.65	12.4	3.1
LTL picked up revenue/shipment	$354	$301	$345	17.8	2.7
LTL picked up revenue/shipment (excl. FSC)	$281	$257	$272	9.3	3.4
LTL weight/shipment (in pounds)	1,106	1,137	1,102	(2.8)	0.3

Total picked up revenue (in millions)(b)	$1,160.1	$1,290.6	$1,339.5	(10.1)	(13.4)
Total tonnage (in thousands)	2,130	2,897	2,494	(26.5)	(14.6)
Total tonnage per workday (in thousands)	34.63	47.50	38.97	(27.1)	(11.2)
Total shipments (in thousands)	3,089	3,991	3,650	(22.6)	(15.4)
Total shipments per workday (in thousands)	50.23	65.42	57.03	(23.2)	(11.9)
Total picked up revenue/cwt.	$27.24	$22.27	$26.85	22.3	1.4
Total picked up revenue/cwt. (excl. FSC)	$21.78	$19.15	$21.36	13.7	2.0
Total picked up revenue/shipment	$376	$323	$367	16.1	2.3
Total picked up revenue/shipment (excl. FSC)	$300	$278	$292	8.0	2.9
Total weight/shipment (in pounds)	1,379	1,452	1,367	(5.0)	0.9

(b) Reconciliation of operating revenue to total picked up revenue (in millions):
Operating revenue	$1,200.2	$1,308.9	$1,360.4
Change in revenue deferral and other	(40.1)	(18.3)	(20.9)
Total picked up revenue	$1,160.1	$1,290.6	$1,339.5

(a)
Percent change based on unrounded figures and not the rounded figures presented.
(b)
Does not equal financial statement revenue due to revenue recognition adjustments between accounting periods and the impact of other revenue.

Yellow Corporation and Subsidiaries

Statistics

YTD Comparison

	2022	2021	Y/Y % (a)
Workdays	252.5	252.0

LTL picked up revenue (in millions)	$4,711.9	$4,615.2	2.1
LTL tonnage (in thousands)	7,691	9,520	(19.2)
LTL tonnage per workday (in thousands)	30.46	37.78	(19.4)
LTL shipments (in thousands)	13,853	16,707	(17.1)
LTL shipments per workday (in thousands)	54.86	66.30	(17.2)
LTL picked up revenue/cwt.	$30.63	$24.24	26.4
LTL picked up revenue/cwt. (excl. FSC)	$24.39	$21.12	15.5
LTL picked up revenue/shipment	$340	$276	23.1
LTL picked up revenue/shipment (excl. FSC)	$271	$241	12.5
LTL weight/shipment (in pounds)	1,110	1,140	(2.6)

Total picked up revenue (in millions)(b)	$5,153.0	$5,077.7	1.5
Total tonnage (in thousands)	9,826	12,427	(20.9)
Total tonnage per workday (in thousands)	38.92	49.31	(21.1)
Total shipments (in thousands)	14,213	17,178	(17.3)
Total shipments per workday (in thousands)	56.29	68.17	(17.4)
Total picked up revenue/cwt.	$26.22	$20.43	28.3
Total picked up revenue/cwt. (excl. FSC)	$21.08	$17.88	17.9
Total picked up revenue/shipment	$363	$296	22.7
Total picked up revenue/shipment (excl. FSC)	$291	$259	12.7
Total weight/shipment (in pounds)	1,383	1,447	(4.4)

(b) Reconciliation of operating revenue to total picked up revenue (in millions):
Operating revenue	$5,244.7	$5,121.8
Change in revenue deferral and other	(91.7)	(44.1)
Total picked up revenue	$5,153.0	$5,077.7

(a)
Percent change based on unrounded figures and not the rounded figures presented.
(b)
Does not equal financial statement revenue due to revenue recognition adjustments between accounting periods and the impact of other revenue.